Exhibit 99.1

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN ANNOUNCES PRICING TERMS OF CASH TENDER OFFER FOR DEBT SECURITIES

Tampa, FL, November 18, 2025 — Crown Holdings, Inc. (NYSE: CCK) (“Crown”) today announced the pricing terms for the previously announced cash tender offer (the “Tender Offer”) by its wholly-owned subsidiary Crown Cork & Seal Company, Inc. (the “Company”) to purchase any and all of the Company’s 7 3/8% Debentures due 2026 (the “Debentures”). All other terms and conditions of the Tender Offer remain unchanged and are described in the Offer to Purchase, dated November 12, 2025 (the “Offer to Purchase”). Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

The consideration to be paid in the Tender Offer for the Debentures accepted for purchase was determined by reference to the applicable fixed spread specified for the Debentures over the yield (the “Reference Yield”) based on the bid-side price of the applicable U.S. Treasury Securities set forth in the table below (the “Tender Offer Consideration”). The Reference Yield listed in the table below was determined (pursuant to the Offer to Purchase) at 2:00 p.m., New York City time, today, November 18, 2025, by the Dealer Managers.

The following table sets forth the pricing information for the Tender Offer:

Title of Security	CUSIP(1)	Aggregate Principal Amount Outstanding Prior to the Tender Offer	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Tender Offer Consideration(2)
7 3/8% Debentures due 2026	228255 AH8	$350,000,000	4.375% due 12/15/2026	3.693%	15 bps	$1,036.53

(1)

No representation is made as to the correctness or accuracy of the CUSIP number listed in this news release or printed on the Debentures. It is provided solely for the convenience of Holders of the Debentures.

(2)

Payable for each $1,000 principal amount of Debentures validly tendered at or prior to the Expiration Time (as defined below) and accepted for purchase by the Company. In addition, Holders whose Debentures are accepted will also receive interest on such Debentures accrued to the Settlement Date (as defined below).

The Tender Offer will remain open until 5:00 p.m., New York City time, on November 18, 2025, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as the same may be extended, the “Expiration Time”). In accordance with the terms of the Offer to Purchase, the Company reserves the right to amend the Tender Offer, subject to applicable law.

Subject to satisfaction of the conditions to the Tender Offer, settlement for all Debentures validly tendered pursuant to the Tender Offer prior to the Expiration Time or pursuant to a Notice of Guaranteed Delivery is expected to be on November 21, 2025 (the “Settlement Date”).

Mizuho Securities USA LLC and PNC Capital Markets LLC are the Dealer Managers for the Tender Offer. Global Bondholder Services Corp. is the Tender and Information Agent. Persons with questions regarding the Tender Offer should contact Mizuho Securities USA LLC at (866) 271-7403 (toll-free) or (212) 205-7741 (collect), PNC Capital Markets LLC at (855) 881-0697 (toll-free), 212-878-8946 (collect) or liabilitymanagement@pnc.com. Questions regarding the tendering of Debentures and requests for copies of the Offer to Purchase and Notice of Guaranteed Delivery and related materials should be directed to Global Bondholder Services Corp. at (212) 430-3774 or contact@gbsc-usa.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following web address: https://www.gbsc-usa.com/crown.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Debentures. This news release is not a notice of redemption with respect to the Debentures. The Tender Offer is made only by the Offer to Purchase and Notice of Guaranteed Delivery and the information in this news release is qualified by reference to the Offer to Purchase dated November 12, 2025. There is no separate letter of transmittal in connection with the Offer to Purchase. None of Crown, Crown’s Board of Directors, the Company, the Company’s Board of Directors, the Dealer Managers, the Tender and Information Agent or the trustee with respect to the Debentures is making any recommendation as to whether Holders should tender any Debentures in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Debentures, and, if so, the principal amount of Debentures to tender.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, including regarding the tender offer, any of which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Other important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ include, without limitation, that the tender offer is subject to a number of conditions and approvals and the final terms may vary substantially as a result of market and other conditions. There can be no assurance that the tender offer will be completed as described herein or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in Crown’s Form 10-K Annual Report for the year ended December 31, 2024 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

For more information, contact: Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720.